SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of
          the Securities Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]

          Check the appropriate box:
          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                     AMERICAN HOME PRODUCTS CORPORATION
 ...........................................................................
              (Name of Registrant as Specified In Its Charter)

 ...........................................................................
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):
     [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
          14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ................................................
     2)   Aggregate number of securities to which transaction applies:

          ................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ................................................

     4)   Proposed maximum aggregate value of transaction:

          ................................................

     5)   Total fee paid:
          ................................................

          [X]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ................................................

     2)   Form, Schedule or Registration Statement No.:

          ................................................

     3)   Filing Party:

          ................................................

     4)   Date Filed:

          ................................................

                                    [LOGO]


                       AMERICAN HOME PRODUCTS CORPORATION


                                  ------------


                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT


                                  ------------


                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1996

                             YOUR VOTE IS IMPORTANT

           IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE DATE, SIGN
                AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              -------------------

    The Annual Meeting of the Stockholders of AMERICAN HOME PRODUCTS CORPORATION will be held in Salon E of the Marriott Hotel, 1401 Route 10 East, Whippany, New Jersey, on Tuesday, April 23, 1996 at 9:30 a.m., local time, for the following purposes:

    1. to elect a Board of eleven directors;

    2. to consider and act upon the ratification of the appointment of Arthur Andersen LLP as the Corporation's principal independent public accountants for 1996;

    3. to consider and act upon amendments to the Corporation's Restated Certificate of Incorporation to increase to 1,200,000,000 the number of authorized shares of Common Stock and a related matter;

    4. to consider and act upon adoption of the 1996 Stock Incentive Plan; and

    5. to act upon such other matters which may properly come before the meeting.

    Under the provisions of the By-Laws, the Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors



                                          CAROL G. EMERLING
                                          Secretary

March 21, 1996

                             YOUR VOTE IS IMPORTANT

           IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE DATE, SIGN
                AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

                              -------------------

                                PROXY STATEMENT

    Your proxy in the form enclosed is solicited by the Board of Directors and Management of American Home Products Corporation (the "Corporation") to be used at the Annual Meeting of Stockholders to be held on April 23, 1996 and at any adjournment or adjournments thereof. Properly executed proxies received prior to the meeting will be voted at the meeting. Stockholders may have their votes kept secret until after the Annual Meeting by so indicating in the designated place on the proxy card. If a stockholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made, it will be voted in accordance with the recommendations of the Board of Directors and Management which are FOR the election of the directors named in this Proxy Statement, FOR ratification of the appointment of Arthur Andersen LLP as the Corporation's principal independent public accountants for 1996, FOR adoption of the amendments to the Restated Certificate of Incorporation and FOR approval of the 1996 Stock Incentive Plan. The proxy may be revoked by you at any time before it is voted at the meeting.

    Attendance at the meeting will be limited to stockholders of record on March 15, 1996 or their proxies, beneficial owners having evidence of ownership on that date, and invited guests of the Corporation. No cameras or recording equipment will be permitted in the meeting room.

    This Proxy Statement and accompanying form of proxy are first being sent or given to stockholders on or about March 21, 1996.

    If a stockholder participates in the Corporation's Master Investment Plan, a proxy to vote shares registered in his or her own name will serve as instructions on how to vote shares held in custody for the stockholder pursuant to the Plan. No further action from the stockholder is required to vote the shares in the Master Investment Plan. Accordingly, as Transfer Agent for shares of the Corporation's common stock, par value $.33 1/3 per share (the "Common Stock") Chemical Mellon Shareholder Services will cause shares held in the name of its nominee for the account of stockholders participating in the Master Investment Plan to be voted in the same way as such stockholders vote shares registered in their names. If the stockholder does not send a proxy to vote the shares registered in his or her own name, the shares held for his or her account in the Master Investment Plan will not be voted.

    Stockholders of record at the close of business on March 15, 1996 are entitled to notice of and to vote at the meeting. On March 1, 1996, there were outstanding and entitled to vote 315,188,641 shares of Common Stock (each of which is entitled to one vote) and 33,722 shares of $2 Convertible Preferred Stock (each of which is entitled to nine votes). A plurality of the votes cast by the holders of Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for election of directors, a majority of the votes cast by such holders, voting as a single class, is required for ratification of the appointment of the principal independent public accountants, a majority of the outstanding Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for adoption of the amendments to the Restated Certificate of Incorporation and a majority of the votes cast by such holders, voting as a single class, is required for approval of the 1996 Stock Incentive Plan. The aggregate number of votes cast by all stockholders present in person or by proxy at the meeting will be used to determine whether a motion will carry, except in the case of the adoption of the amendments to the Restated Certificate of Incorporation which require a majority of the outstanding Common and $2 Preferred Stock, voting as a single class. Thus, in the case of the election of directors and the ratification of the appointment of the principal independent public accountants and other matters that may come before the meeting, an abstention from voting on a matter by a stockholder present in person or by proxy at the meeting has no effect on the item on which the stockholder abstained from voting. However, in the case of the approval of the 1996 Stock Incentive Plan and the adoption of the amendments to the Restated Certificate of Incorporation, an abstention will be counted as a "no vote." In addition, although broker "non-votes" will be counted for purposes of obtaining a quorum, they will have no effect on the vote on matters at the Annual Meeting except that, for the proposal to amend the Restated Certificate of Incorporation, they will have the same effect as a vote against the proposal.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

    Eleven directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following eleven nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for directors, such instructions will be followed by the persons named in the proxy. All of the nominees now are members of the Board of Directors and were elected by the stockholders at the last Annual Meeting. Management has no reason to believe that any of the nominees will not serve. In the event that any nominee should not be available, and if the Board has designated a substitute nominee, the persons named in the proxy will vote for the substitute nominee designated by the Board of Directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

                          Director since 1993; age 62; President of Alexander & Associates,
                          Inc. (consulting firm specializing in Workforce Inclusiveness);
                          Director, Dreyfus General Family of Funds, Dreyfus Third Century
        [photo]           Fund, Dreyfus Premier Family of Funds, Dun & Bradstreet
                          Corporation, MCI Communications Corporation, and Mutual of
                          America Life Insurance Company; member of the Audit, Corporate
                          Issues and Nominating Committees
Clifford L. Alexander,
 Jr.

                          Director since 1988; age 63; President and Chief Executive
                          Officer of The Hearst Corporation (owns and operates
        [photo]           communications media); Director, Chemical Banking Corporation;
                          Chairman of the Compensation and Benefits Committee and member of the Executive and Nominating Committees
Frank A. Bennack, Jr.

                          Director since 1990; age 57; Senior Executive Vice President of the Corporation since October 1995; previously Executive Vice
        [photo]           President from 1987; member of the Executive Committee of the
                          Board and of the Finance, Operations and Retirement Committees of
                          the Corporation
Robert G. Blount

                          Director since 1975; age 72; National Chair, Population Action
                          International; Director, International Flavors and Fragrances,
        [photo]           Inc.; member of the Compensation and Benefits and Nominating
                          Committees
Robin Chandler Duke

                          Director since 1987; age 59; Dean, Fordham University School of
                          Law since 1982; Director, Sentinel Group Funds, Inc. and Sentinel
        [photo]           Pennsylvania Tax Free Trust; member of the Audit and Nominating
                          Committees
John D. Feerick

                          Director since 1995; age 50; Executive Vice President of the
                          Corporation since October 1995; previously Senior Vice President from 1993; Group Vice President, 1993; President of Wyeth-Ayerst
        [photo]           Laboratories, 1989 to 1993; Director, Genetics Institute, Inc.;
                          member of the Finance, Operations and Retirement Committees of
                          the Corporation
Fred Hassan

                          Director since 1995; age 56; Consultant; retired Chairman and
                          Chief Executive Officer, The Continental Corporation (an
                          insurance holding company); Director, Chemical Banking
        [photo]           Corporation, Business Men's Assurance Corporation and Hallmark
                          Cards, Inc.; member of the Compensation and Benefits and
                          Nominating Committees
John P. Mascotte

                          Director since 1995; age 52; Chairman and Professor, Department of Obstetrics and Gynecology, Stanford University School of
        [photo]           Medicine since 1990; Director, Gynecare, Inc., Metra Biosystems,
                          Inc. and Quidel Corporation; member of the Corporate Issues and
                          Nominating Committees
Mary Lake Polan, M.D., Ph.D.

                          Director since 1980; age 58; Chairman of the Board, President and
                          Chief Executive Officer of the Corporation since 1986 (except for period between May 1990 and January 31, 1994 when he did not have additional title of President); Director, AlliedSignal Inc.,
        [photo]           Chemical Banking Corporation, Metropolitan Life Insurance Company
                          and NYNEX Corporation; Chairman of the Executive and Nominating
                          Committees of the Board and Chairman of the Finance, Operations
                          and Retirement Committees of the Corporation
John R. Stafford

                          Director since 1982; age 56; Chairman, Torell Management Inc.
                          (financial advisory company); Chairman, Telesphere, Inc.
                          (financial information provider); former Chairman and CEO,
                          Fortune Bancorp; former Chairman of the Board, President and
                          Chief Executive Officer of CalFed Inc.; former President,
        [photo]           Manufacturers Hanover Corporation and Manufacturers Hanover Trust
                          Company; Director, Volt Information Sciences, Inc. and various investment companies for which PaineWebber, Inc. serves as investment advisor; Chairman of the Audit Committee and member of the Nominating Committee
John R. Torell III

                          Director since 1981; age 63; President, Chief Executive Officer and member of the Board, Wm. Wrigley Jr. Company (international
        [photo]           manufacturer of chewing gum products); Director, Texaco, Inc.;
                          Chairman of the Corporate Issues Committee and member of the
                          Nominating Committee

William Wrigley

COMMITTEES

    The Board of Directors has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating Committee and a Corporate Issues Committee. Each such committee consists solely of non-employee members of the Board except for the Nominating Committee, of which Mr. Stafford is Chairman.

    The Audit Committee, whose current members are Mr. Torell, Chairman, and Messrs. Alexander and Feerick, held two meetings in 1995. This Committee recommends the firm of independent public accountants engaged each year as the Corporation's principal independent public accountants, subject to the approval of the Board of Directors and ratification by the stockholders, and undertakes such reviews of the Corporation's financial affairs as the Committee deems appropriate.

    The Compensation and Benefits Committee, whose current members are Mr. Bennack, Chairman, Mrs. Duke and Mr. Mascotte, held six meetings in 1995. (Mr. Robert W. Sarnoff served as a member of the Compensation and Benefits Committee from January 1, 1995 to April 26, 1995 when he retired from the Board.) This Committee recommends to the Board the salaries of the officers of the Corporation and administers the Corporation's Management Incentive Plan, Stock Incentive and Stock Option Plans and other benefit plans.

    The Nominating Committee, whose membership is composed of all of the non-employee directors and Mr. Stafford as its Chairman, held one meeting in 1995. This Committee recommends the director-nominees contained in the proxy statement, considers candidates for director vacancies and such other management matters as may be presented to it by the Chairman. Stockholders may submit names of qualified candidates along with detailed information on their backgrounds to the Corporate Secretary for referral to the Committee.

    The Corporate Issues Committee, whose current members are Mr. Wrigley, Chairman, Mr. Alexander and Dr. Polan, reviews the policies and programs of the Corporation and makes recommendations to the Board as appropriate on public issues that affect the Corporation. It held three meetings in 1995.

    The Board also has an Executive Committee which is authorized, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board except those that are required to be performed or exercised by the Board acting as a whole. Its current members are Mr. Stafford, Chairman, and Messrs. Bennack and Blount. It held one meeting in 1995.

DIRECTORS' FEES; ATTENDANCE

    Messrs. Stafford, Blount and Hassan were employees of the Corporation for all of 1995 and therefore received no remuneration for serving on the Board of Directors. The other directors received an annual retainer of $39,000, a fee of $8,500 for Committee service and a meeting fee of $950 for each Board or Committee meeting attended in 1995. The Chairman of a Committee receives an additional fee of $3,000. There were 11 Board meetings in 1995. The total fees paid in 1995 to the current eight non-employee directors and four non-employee directors who did not stand for re-election in April 1995 were $587,400.

    In addition, each director who is not an employee or former employee of the Corporation is entitled to receive an initial grant of 200 shares of restricted stock and subsequent grants up to a total of 1,000 shares of restricted stock over a period of five years, subject to the terms and conditions of the 1994 Restricted Stock Plan for Non-Employee Directors.

    During 1995, each member of the Corporation's Board of Directors attended at least 75% of all meetings of the Board and of each Committee of which such director was a member.

    The Corporation has a cash deferral contract available to all non-employee directors. Pursuant to such arrangement, directors' fees otherwise payable in the year earned may be deferred in amounts specified by such directors. In 1995, no non-employee director elected to defer compensation.

    The Corporation has a retirement plan for outside directors. For directors with 10 years of Board service who retire at or after 65 years of age, or before age 65 in case of disability, it provides an annual lifetime benefit in the amount of the annual Board retainer in effect for the year for which the payment is made. Directors who retire before age 65 with 10 years of Board service may receive the benefit upon attaining age 65. Directors who formerly were employees also are eligible for this retirement benefit if they have 10 years of Board service, at least five of which were as a non-employee director. If the director dies before receiving at least five annual benefit payments, a lump sum amount equal to the difference between five annual benefit payments and the amount the director already has received will be paid to the director's beneficiary.

CERTAIN TRANSACTIONS

    On July 1, 1994, the Corporation entered into a consulting agreement with Alexander & Associates, Inc., of which Mr. Clifford L. Alexander, Jr. is President and of which Mr. Alexander and his wife each are 25% owners. Under the agreement, Alexander & Associates agreed to review the Corporation's affirmative action plans, recruitment process and diversity training programs in three phases over a three-year period for a total of $120,000.

                         SECURITIES OWNED BY MANAGEMENT

    The table below reflects the numbers of shares of American Home Products Corporation Common Stock beneficially owned as of February 1, 1996 by each director of the Corporation and each named executive listed in the Summary Compensation Table and the number of shares beneficially owned by all directors and executive officers of the Corporation as a group.

    All directors and named executives disclaim beneficial ownership of shares owned solely by their spouses. No director or officer owns shares of the Corporation's Preferred Stock.

                                                                     EXERCISABLE    PERCENT
             NAME OF BENEFICIAL OWNER                COMMON STOCK      OPTIONS      OF CLASS
             ------------------------                ------------    -----------    --------
 DIRECTORS
Clifford L. Alexander, Jr.........................        1,600*                        **
Frank A. Bennack, Jr..............................        3,500*                        **
Robert G. Blount..................................       14,604(1)       41,500         **
Robin Chandler Duke...............................       12,400*                        **
John D. Feerick...................................          600*                        **
Fred Hassan.......................................       10,405(2)      154,100         **
John P. Mascotte..................................        1,400*                        **
Mary Lake Polan, M.D., Ph.D.......................          500*                        **
John R. Stafford..................................      141,001(3)      510,000         **
John R. Torell III................................        1,686*                        **
William Wrigley...................................       23,854*(4)                     **

  NAMED EXECUTIVES
Joseph J. Carr....................................       14,026(5)       41,600         **
Louis L. Hoynes, Jr...............................       12,468(5)       61,600         **
All executive officers and directors as a group
  (21 persons)....................................      290,202       1,150,100       0.46%

------------
 * Includes 400 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors.

** Less than one percent (1%); includes exercisable options.

(1) Includes 500 shares owned by Mrs. Blount. Also includes 5,676 shares of Common Stock subject to certain restrictions ("Restricted Stock") held by a trust for the benefit of certain executive officers of the Corporation under which such officers have sole voting power with respect to the shares they each beneficially own but do not have dispositive power except in certain limited circumstances (the "Restricted Stock Trust").

(2) Includes 6,157 shares held in joint tenancy with Mrs. Hassan. Also includes 4,248 shares of Restricted Stock held by the Restricted Stock Trust.

(3) Includes 8,160 shares owned by Mrs. Stafford and 9,857 shares of Restricted Stock held by the Restricted Stock Trust.

(4) Includes 10,800 shares held in joint tenancy with Mrs. Wrigley. Also includes the following shares (beneficial ownership of which is disclaimed by Mr. Wrigley): 2,972 shares owned by a trust of which Mr. Wrigley is co-trustee, along with Mrs. Wrigley, for the benefit of Mrs. Wrigley, 1,312 shares owned by two trusts of which Mrs. Wrigley is co-trustee, 2,000 shares owned by a foundation of which Mrs. Wrigley is an officer and 4,370 shares owned by Mrs. Wrigley.

(5) Includes 1,428 shares of Restricted Stock held by the Restricted Stock
    Trust.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid for the years 1993-1995 to the Corporation's Chairman, President and Chief Executive Officer and the four other most highly paid executive officers.

                                                  ANNUAL COMPENSATION
                                  ---------------------------------------------------
                                                                    FORM OF BONUS            LONG-TERM
                                                                     PAYMENT (2)            COMPENSATION
                                                                 --------------------   --------------------
                                                                                        SECURITIES
                                                                                        UNDERLYING
                                           BASE        TOTAL               CONTINGENT    OPTIONS      LTIP      ALL OTHER
                                          SALARY       BONUS      CASH       SHARES      GRANTED     PAYOUTS   COMPENSATION
   NAME AND PRINCIPAL POSITION    YEAR    ($)(1)      ($)(2)       ($)        (#)         (#)(3)     ($)(4)       ($)(5)
--------------------------------  ----   ---------   ---------   -------   ----------   ----------   -------   ------------
John R. Stafford................  1995   1,185,000   1,185,000   592,500      6,175        508,200   341,935      35,550
  Chairman of the Board,          1994   1,112,500   1,112,500   556,250      8,746        120,000     --         33,370
  President and Chief Executive   1993   1,085,000   1,085,000   542,500      8,359        135,000     --         32,550
  Officer

Robert G. Blount................  1995     628,250     628,250   314,125      3,273        228,800   196,897      18,848
  Senior Executive Vice President 1994     543,250     543,250   271,625      4,270         66,600     --         16,298
                                  1993     530,000     530,000   265,000      4,083         75,000     --         15,900

Fred Hassan.....................  1995     569,000     569,000   284,500      2,965        186,600   147,372      34,070
  Executive Vice President        1994     492,000     492,000   246,000      3,867         50,000     --         31,010
                                  1993     476,667     476,667   238,334      3,672         40,000     --         26,800

Louis L. Hoynes, Jr.............  1995     407,000     407,000   203,500      2,120         47,200    49,525      12,210
  Senior Vice President and       1994     389,500     331,075   165,538      2,602         16,600     --         11,685
  General Counsel                 1993     380,000     380,000   190,000      2,927         25,000     --         11,400

Joseph J. Carr..................  1995     350,500     350,500   175,250      1,826         56,600    49,525      10,515
  Senior Vice President           1994     333,250     333,250   166,625      2,619         16,600     --          9,998
                                  1993     325,000     325,000   162,500      2,503         25,000     --          9,750

------------
(1) Mr. Stafford deferred until after retirement portions of his 1995 and 1994 base salaries and the entire cash portion of his 1995 bonus pursuant to a deferred compensation program.

(2) The total bonus and form of bonus payment in cash and contingent shares under the Corporation's Management Incentive Plan are shown for services rendered in the corresponding year. Under current policy of the Compensation and Benefits Committee (the "Committee"), participants in the Plan who are corporate vice presidents and above, and all U.S. employees with a base salary of $175,000 or more may request that up to 50% of the award for any year be paid as a cash award. All others may request that up to 100% of the award be paid as a cash award. The remainder of the award for each year is made as a contingent stock award which may be delivered either in the third year following the year in respect of which the award was granted, or after retirement or termination of employment. Deliveries of contingent stock awards following retirement or termination of employment generally will be made in five approximately equal annual installments.

    Shares of Common Stock which are contingently awarded to an employee are credited to a contingent award account for the employee. No shares of Common Stock are issued or earmarked for the employee's account at the time of award, nor does he or she have any rights as a stockholder with respect to the shares credited to the account before actual issuance and delivery of such shares. The dividends which would have been paid during a calendar year with respect to shares credited to an employee's contingent award account, had the shares then been outstanding, are calculated at the end of each year, and the employee's account is then credited with the largest full number of shares of Common Stock which such an amount of dividends could have purchased at the average closing market price of the Common Stock for the last five business days of the year. Any amounts remaining are carried forward in the employee's account and applied to the calculation of shares for that account at the end of the next year.

(3) In addition to the 1995 grants, on May 25, 1995 the Committee granted to each of the named executive officers SARs in tandem with previously outstanding stock options at the same exercise price per share as the underlying option.

(4) Amounts shown represent the value (based on the closing market price of the Common Stock) on the date of conversion of the portion of the Restricted Stock Performance Awards made in 1994 under the Corporation's 1993 Stock Incentive Plan (the "1994 Awards") which, based on 1994 performance, was converted on February 7, 1995 to shares of Restricted Stock. The 1994 Awards were composed of units subject to conversion to shares of Restricted Stock based on the Corporation's performance during the years 1994-1996. Following each such year, each named executive officer may receive shares of Restricted Stock in an amount equal to 0%-125% of one-third of the target number of units subject to the 1994 Awards based upon the Corporation's performance in such year. (The target number of units covered by the 1994 Awards for each of

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    the named executive officers was 14,500 for Mr. Stafford, 8,350 for Mr. Blount, 6,250 for Mr. Hassan, 2,100 for Mr. Hoynes, and 2,100 for Mr. Carr.) The amounts in the table above represent 100% of one-third of the target numbers of units which were converted to Restricted Stock based on 1994 performance. During the three-year restricted period ending May 26, 1997, all of the units and Restricted Stock will be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the Restricted Stock will vest immediately and the units will continue to be converted based upon satisfaction of the performance criteria) unless otherwise determined by the Committee. The number of shares of Restricted Stock beneficially held as of December 31, 1995 by each of the named executive officers, including additional shares acquired upon reinvestment of the dividends thereon (all of which shares relate to the portion of the 1994 Awards converted in 1995), and the value thereof as of such date are: Mr. Stafford, 5,024 shares ($487,328); Mr. Blount, 2,893 shares ($280,621); Mr. Hassan, 2,165 shares ($210,005); Mr. Hoynes, 728 shares ($70,616); and Mr. Carr, 728 shares ($70,616). (All of such shares were contributed by the Corporation to the Restricted Stock Trust, pursuant to which actual delivery of such shares to the named executive officers is deferred until after termination of employment.) For 1995 and 1996, conversion to Restricted Stock is based on the achievement of a target level of earnings per share ("EPS") in the same manner as described under the Long-Term Incentive Plan Awards Table with respect to the 1995 Awards. Based upon the Corporation's EPS for 1995, an additional 100% of one-third of the target amount of the 1994 Awards was converted to Restricted Stock in January 1996 and will be reported under the caption "LTIP Payouts" in the Summary Compensation table in the 1997 proxy statement.

(5) Represents contributions made by the Corporation under its Savings Plan and Supplemental Employee Savings Plan (the Corporation matches up to 50% of the first 6% of compensation contributed by the employee). The amount shown for Mr. Hassan includes $17,000 in director's fees paid to him in 1995 by Genetics Institute, Inc., of which the Corporation owns approximately 62% of the outstanding common stock.

                            OPTION/SAR GRANTS TABLE

    The following table provides information on Option/SAR grants in 1995 to the named executive officers.

                                               INDIVIDUAL GRANTS IN 1995
                               ----------------------------------------------------------
                                NUMBER OF       % OF TOTAL
                                SECURITIES     OPTIONS/SARS
                                UNDERLYING      GRANTED TO       EXERCISE                     GRANT DATE
                               OPTIONS/SARS     EMPLOYEES       PRICE PER      EXPIRATION    PRESENT VALUE
   NAME                        GRANTED (1)       IN 1995       SHARE($)(5)        DATE          ($)(6)
   ----                        ------------    ------------    ------------    ----------    -------------

John R. Stafford............      158,200(2)
                                  350,000(3)
                               ------------
                                  508,200           4.9%          76.2500      May 2005        6,442,200
Robert G. Blount............       88,800(2)
                                  140,000(3)
                               ------------
                                  228,800           2.2%          76.2500      May 2005        2,907,200
Fred Hassan.................       66,600(2)
                                  120,000(4)
                               ------------
                                  186,600           1.8%          76.2500      May 2005        2,323,600
Louis L. Hoynes, Jr.........       22,200(2)
                                   25,000(4)
                               ------------
                                   47,200           0.5%          76.2500      May 2005          591,900
Joseph J. Carr..............       26,600(2)
                                   30,000(4)
                               ------------
                                   56,600           0.5%          76.2500      May 2005          709,700

------------
(1) Grants to named executive officers in 1995 include SARs in tandem with stock options.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(2) These options/SARs are not exercisable during the first year of their term (except that such options/SARs may be exercised earlier in the case of the optionee's retirement, disability or death).

(3) These options/SARs become exercisable over a three year period. One-third of these options/SARs become exercisable one year from the date of grant, an additional one-third become exercisable two years from the date of grant and the remaining one-third become exercisable three years from the date of grant (except that all such options/SARs may be exercised earlier in the case of the optionee's disability or death).

(4) These options/SARs become exercisable three years from the date of grant (except that all such options/SARs may be exercised earlier in the case of the optionee's disability or death).

(5) The exercise price is the mean price on the date of grant.

(6) These estimates of value were developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to predict future prices of the Corporation's Common Stock. The estimate was developed using the Black-Scholes option pricing model incorporating the following assumptions: Volatility of .1546 and dividend yield of 4.4%, both based on the historical three-year monthly average for the underlying Common Stock; risk-free rate of return of 6.25% based on a ten-year zero coupon rate; and time of exercise of 10 years, being the term of the option/SAR grants. In addition, the model assumed a 3% discount for forfeiture since the options/SARs become exercisable at various future dates as set forth in Notes 2, 3, and 4 above.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

    The following table provides information on Restricted Stock Performance Awards granted in 1995, under the Corporation's 1993 Stock Incentive Plan, to the named executive officers.

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                                                              NON-STOCK PRICE-BASED PLANS
                                                                        ----------------------------------------
                                                         PERFORMANCE
                                          NUMBER OF       OR OTHER
                                        SHARES, UNITS   PERIOD UNTIL      BELOW
                                          OR OTHER      MATURATION OR   THRESHOLD   THRESHOLD   TARGET   MAXIMUM
   NAME                                 RIGHTS (#)(1)      PAYOUT          (#)         (#)       (#)       (#)
   ----                                 -------------   -------------   ---------   ---------   ------   -------

John R. Stafford......................      4,950            1998        --           3,713     4,950     6,188
Robert G. Blount......................      2,800            1998        --           2,100     2,800     3,500
Fred Hassan...........................      2,100            1998        --           1,575     2,100     2,625
Louis L. Hoynes, Jr...................        700            1998        --             525       700       875
Joseph J. Carr........................        850            1998        --             638       850     1,063

------------
(1) Amounts shown represent Restricted Stock Performance Awards (the "1995 Awards") made in 1995 under the Corporation's 1993 Stock Incentive Plan. These 1995 Awards are composed of units which may be converted to a number of shares of Restricted Stock equal to 0%-125% of the 1995 Award based upon the Corporation's performance in 1997. The Target amount will be earned if 96%-105% of the target EPS is achieved; the Threshold amount will be earned if 90%-95% of the target EPS is achieved; and the Maximum amount will be earned if over 105% of the target EPS is achieved. During the three-year restricted period ending May 25, 1998, all of the units and Restricted Stock will be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the Restricted Stock will vest immediately and the units will be converted based upon satisfaction of the performance criteria) unless otherwise determined by the Committee.

                  OPTION/SAR EXERCISE AND YEAR-END VALUE TABLE

    The following table discloses the options that were exercised by the named executive officers during 1995 and sets forth the number and value of their unexercised options/SARs at year-end. No SARs were exercised in 1995.

                                            AGGREGATED OPTION EXERCISES IN 1995
                                               AND YEAR-END OPTION/SAR VALUES
                                    ----------------------------------------------------
                                                                         NUMBER OF               VALUE OF
                                                                   SECURITIES UNDERLYING       UNEXERCISED
                                                                        UNEXERCISED            IN-THE-MONEY
                                      SHARES                          OPTIONS/SARS AT        OPTIONS/SARS AT
                                    ACQUIRED ON                      DEC. 31, 1995 (#)      DEC. 31, 1995 ($)
                                     EXERCISE         VALUE            EXERCISABLE*            EXERCISABLE*
   NAME                                 (#)        REALIZED ($)     UNEXERCISABLE**(1)      UNEXERCISABLE**(2)
   ----                             -----------    ------------    ---------------------    ------------------

John R. Stafford.................      75,000(3)      2,237,535           510,000*              17,535,938*
                                                                          508,200**             10,545,150**
Robert G. Blount.................     195,100(4)      4,194,074            41,500*                 902,719*
                                                                          228,800**              4,747,600**
Fred Hassan......................        --               --              154,100*               5,074,094*
                                                                          186,600**              3,871,950**
Louis L. Hoynes, Jr..............      50,000(5)      1,470,400            61,600*               1,869,176*
                                                                           47,200**                979,400**
Joseph J. Carr...................      30,000(6)        675,774            41,600*               1,441,676*
                                                                           56,600**              1,174,450**

------------
(1) On May 25, 1995, the Committee granted to each of the named executive officers SARs in tandem with previously outstanding stock options at the exercise price per share of the underlying options.

(2) The amounts given are based on the closing market price of the Corporation's Common Stock at December 31, 1995 which was $97.00. The closing market price on March 1, 1996 was $100.00.

(3) The option exercised was granted in 1989 at an exercise price of $47.2188 per share (market value on date of grant).

(4) Represents exercises of options (i) granted in 1990 and covering 15,000 shares at an exercise price of $51.7500 per share, (ii) granted in 1991 and covering 40,000 shares at an exercise price of $60.8750 per share, (iii) granted in 1993 and covering 73,500 shares at an exercise price of $65.1875 per share and (iv) granted in 1994 covering 66,600 shares at an exercise price of $58.0625 per share (in each case, market value on date of grant).

(5) Represents exercises of options (i) granted in 1990 and covering 30,000 shares at an exercise price of $50.5625 per share and (ii) granted in 1991 and covering 20,000 shares at an exercise price of $60.8750 per share (in each case, market value on date of grant).

(6) Represents exercises of options (i) granted in 1991 and covering 15,000 shares at an exercise price of $60.8750 per share and (ii) granted in 1992 and covering 15,000 shares at an exercise price of $75.6250 per share (in each case, market value on date of grant).

                               PENSION PLAN TABLE

    The Corporation has two non-contributory defined benefit retirement plans in which the named executives participate. One of these plans is qualified under the applicable provisions of the Internal Revenue Code (the "Qualified Plan"), and the other is a non-qualified Supplemental Executive Retirement Plan ("SERP"). The total combined benefits payable under the Qualified Plan and SERP to the named executives are determined on the basis of a final 10-year average earnings formula.

                                                                   YEARS OF SERVICE
                                                    ----------------------------------------------
FINAL 10-YEAR AVERAGE
      EARNINGS                                         15          20           25           30*
---------------------                                  --          --           --           --

$ 600,000........................................   180,000      240,000      300,000      360,000
  700,000........................................   210,000      280,000      350,000      420,000
  800,000........................................   240,000      320,000      400,000      480,000
  900,000........................................   270,000      360,000      450,000      540,000
1,000,000........................................   300,000      400,000      500,000      600,000
1,100,000........................................   330,000      440,000      550,000      660,000
1,200,000........................................   360,000      480,000      600,000      720,000
1,300,000........................................   390,000      520,000      650,000      780,000
1,400,000........................................   420,000      560,000      700,000      840,000
1,500,000........................................   450,000      600,000      750,000      900,000
1,600,000........................................   480,000      640,000      800,000      960,000
1,700,000........................................   510,000      680,000      850,000    1,020,000
1,800,000........................................   540,000      720,000      900,000    1,080,000
1,900,000........................................   570,000      760,000      950,000    1,140,000
2,000,000........................................   600,000      800,000    1,000,000    1,200,000
2,100,000........................................   630,000      840,000    1,050,000    1,260,000
2,200,000........................................   660,000      880,000    1,100,000    1,320,000
2,300,000........................................   690,000      920,000    1,150,000    1,380,000
2,400,000........................................   720,000      960,000    1,200,000    1,440,000
2,500,000........................................   750,000    1,000,000    1,250,000    1,500,000
2,600,000........................................   780,000    1,040,000    1,300,000    1,560,000
2,700,000........................................   810,000    1,080,000    1,350,000    1,620,000
2,800,000........................................   840,000    1,120,000    1,400,000    1,680,000

------------
* Plan only recognizes up to 30 years of credited service.

    The compensation covered by the retirement plans for each of the named executives is the base salary rate at January 1, 1995 ($1,140,000 for Mr. Stafford, $606,500 for Mr. Blount, $549,000 for Mr. Hassan, $399,000 for Mr. Hoynes and $341,500 for Mr. Carr) plus the amount in the bonus column of the Summary Compensation Table for 1994 for a total of $2,252,500 for Mr. Stafford, $1,149,750 for Mr. Blount, $1,041,000 for Mr. Hassan, $730,075 for Mr. Hoynes and $674,750 for Mr. Carr.

    The years of service (in nearest years) as of December 31, 1995 for the named executives are as follows: Mr. Stafford, 26 years; Mr. Blount, 21 years; Mr. Hassan, 7 years; Mr. Hoynes, 5 years and Mr. Carr, 14 years.

    The table shows the combined annual pension under the current provisions of both retirement plans assuming retirement of an employee who has continued employment to age 65 and assuming payment as a single life annuity. (No reduction has been made for the Social Security offset.)

                               PERFORMANCE GRAPH

    The following graph shows the value as of December 31, 1995 of a $1,000 investment made on December 31, 1990 in the Corporation's Common Stock (with dividends reinvested), as compared with similar investments based on (i) the value of the S&P 500 Index (with dividends reinvested) and (ii) the value of a market-weighted Peer Group Index composed of the common stock of Abbott Laboratories, American Home Products Corporation, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation, and Warner-Lambert Company, in each case on a "total return" basis assuming reinvestment of dividends. (The Upjohn Company, previously included in the Peer Group Index, no longer is publicly traded and therefore has been omitted.) The market-weighted Peer Group Index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.


$2,500



$2,000
                                        [GRAPH]


$1,500



$1,000



   500

12/31/90        12/31/91        12/31/92        12/31/93        12/31/94       12/31/95


                                      [2ND GRAPH]



                                                                COMPARATIVE VALUES
                                              ------------------------------------------------------
  YEAR                                        AHPC COMMON STOCK    S&P 500 INDEX    PEER GROUP INDEX
  ----                                        -----------------    -------------    ----------------
12/31/90...................................       $1,000.00          $1,000.00         $1,000.00
12/31/91...................................       $1,653.20          $1,300.00         $1,572.99
12/31/92...................................       $1,370.60          $1,396.70         $1,365.28
12/31/93...................................       $1,372.90          $1,535.30         $1,284.94
12/31/94...................................       $1,392.80          $1,555.20         $1,462.05
12/31/95...................................       $2,220.00          $2,132.40         $2,327.16

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Corporation's compensation policies applicable to its executive officers are administered by the Compensation and Benefits Committee (the "Committee") of the Board of Directors. All members of the Committee are non-employee directors. These policies are designed to enhance the overall strength and financial performance of the Corporation by aligning the financial interests of the Corporation's executive officers with those of its stockholders.

    The three primary components of executive compensation are base salary, awards under the Corporation's Management Incentive Plan and annual grants of stock options and stock appreciation rights ("SARs") and Restricted Stock awards. The Committee recommends to the Board of Directors the salaries of the executive officers and administers the Management Incentive Plan and the Stock Option and Stock Incentive Plans under which employee stock options and SARs are granted and Restricted Stock awards are made. All of these primary components of executive compensation are reviewed for competitiveness in relation to a group of companies in the pharmaceutical industry by an independent consulting firm specializing in executive compensation. In certain instances, compensation data related to consumer products and chemical industry companies also are considered.

BASE SALARY

    Base salaries for executive officers for the first six months of 1995 were unchanged from the base salaries at July 1, 1994 which had been recommended by the Committee and approved by the Board of Directors in May 1994 except for two executive officers who received an increase on January 1, 1995 based on increased responsibilities. Base salaries for the second six months of 1995 were recommended by the Committee and approved by the Board of Directors in May 1995, at which time the Committee considered the financial performance of the Corporation as a whole and its individual business units as well as the contribution of each of the executive officers. In addition, the Committee reviewed base salaries recommended by Mr. John R. Stafford for executive officers other than himself. The Committee then determined the base salary recommendation for Mr. Stafford, out of his presence. The Committee also reviewed a report of the independent compensation consulting firm (the "Consultant's Report") with respect to its survey of compensation information, which survey includes information for all of the companies comprising the Peer Group Index appearing on the Performance Graph in this Proxy Statement as well as, for certain executive officers, compensation data related to consumer products and chemical industry companies.

MANAGEMENT INCENTIVE PLAN AWARDS

    The stockholder-approved Management Incentive Plan (the "Plan") is designed to provide current and deferred incentive compensation to selected key employees who contribute in a substantial degree to the success of the Corporation, thus affording to them a means of participating in that success and an incentive to contribute further to that success.

    The Committee determines the awards to be made under the Plan to executive officers, including Mr. Stafford, and determines and recommends to the Board the award fund. The award fund under the Plan may not exceed 12% of the excess of net income (as defined in the Plan) for any year over the greater of either 12% of average net capital (as defined in the Plan) or an amount equal to $.75 multiplied by the average number of shares of Common Stock outstanding for the year, assuming full conversion of the Corporation's Preferred Stock.

    Plan participants, including executive officers, are eligible to receive an award of up to 100% of salary. Under current Committee policy, at least 50% of each award to executive officers who are corporate vice presidents and above and to U.S. executives whose base salary is $175,000 or above is made in the form of a contingent stock award to be delivered in shares of the Corporation's Common Stock either in the third year following the year in respect of which the award was granted or after retirement or termination of employment at the election of each participant or as the Committee otherwise determines. The value of each deferred contingent stock award together with its associated dividend equivalent rights is tied to future performance because it will rise and fall with the market price of the Corporation's Common Stock and will reflect the payment of dividends during the deferral period. Accordingly, an important component of executive compensation is weighted to current and deferred "bonus awards" based on the Corporation's financial performance.

    In determining amounts to be awarded to executive officers under the Plan, the Committee takes into account a number of factors, including the performance-related factors described below under "Relationship of Corporate Performance to Executive Compensation," as well as individual performance and achievement. The awards for 1995 were granted by the Committee in January 1996. In addition, the Committee considered the amounts of previous awards in deciding upon the awards for 1995. The Committee also reviewed the Consultant's Report which indicated that, overall, the Management Incentive Plan awards together with base salaries were within the competitive range for competitive companies.

STOCK OPTION AND INCENTIVE PLANS GRANTS

    In contrast to salary and the cash portion of Management Incentive Plan awards, the value to each executive officer of the stock option grants is tied directly to stock price performance. The Committee grants options/SARs under the stockholder-approved option plans with an exercise price equal to the market price on the date of grant. If there is no appreciation in the market price for the Corporation's Common Stock, the options/SARs are valueless.

    Grants are made to executive officers based on salary, responsibility and performance of the individual officer. Grants are made to executive officers on an annual basis, thereby tying option-based compensation to stock price performance over the long term. Grants are not exercisable for one year following the date of grant except in cases of the death, retirement or disability of the optionee. The grants for the named executives were made by the Committee in May 1995 at the market price on the date of grant of $76.25.

    In May 1995, the Committee also granted SARs to the executive officers in tandem with all currently held and newly granted stock options at the price of the underlying options.

    In furtherance of the goal of aligning the interests of management with those of the stockholders, in May 1995 the Committee also made Restricted Stock Performance Awards to executives including the Chairman, President and Chief Executive Officer. The Restricted Stock awards were granted in lieu of a portion of the stock option award that would have been granted at a ratio of one unit representing one share of Restricted Stock replacing options/SARs covering four shares of Common Stock. These awards represent units which will be converted to shares of Restricted Stock based on 1997 performance, with the maximum number of units that may be converted equal to 125% of the total award. During the three-year restricted period ending in May 1998, all of the units and shares of Restricted Stock are forfeited upon termination of employment for any reason other than death, disability or retirement (in which case the units will continue to be converted based upon satisfaction by the Corporation of the performance criteria), unless the Committee makes a partial or complete exception to this requirement. Otherwise, all shares of Restricted Stock will be free of any restrictions when the restricted period lapses. The shares are valued at the mean between the high and low prices of the Corporation's Common Stock on the Consolidated Transaction Reporting System on the designated date of delivery.

    In deciding to award Restricted Stock and make the annual grant of options/SARs, the Committee considered the amounts of options/SARs and Restricted Stock awards previously granted. The Committee also reviewed the Consultant's Report which indicated that, taken together, the grants and awards fell in the highest or second highest quartile of the competitive companies.

    Conversion of units to Restricted Stock for a portion of the units covered by a Restricted Stock Performance Award made in 1994 was based on a formula related to the achievement of the 1995 targeted growth rate set by the Committee in February 1995. As a result, 100% of one-third of the award was converted to Restricted Stock in January 1996 based on 1995 performance.

SPECIAL STOCK OPTION GRANTS

    The Committee on its own initiative began discussions among its members in January 1995, as well as with the independent compensation consulting firm and the full Board, regarding a special one-time additional stock option/SAR grant to certain key members of management. The continued service of such executives to the Corporation is believed to be important to the full realization of the enhanced shareholder value to be derived from the American Cyanamid acquisition and the various strategic plans related thereto. In the Committee's view, the one-time additional stock option/SAR grant would provide significant incentive to these executives to assist the Corporation in deriving maximum value from the acquisition.

    After studying the matter over the next four months, at its May 25, 1995 meeting, the Committee made special one-time stock option/SAR grants to certain designated senior members of management, including the Chairman, President and Chief Executive Officer. Unlike regular stock option/SAR grants which generally vest after one year, these special grants vest either in equal annual installments over a three-year period or in total at the end of three years. In determining the amount of these grants, the Committee followed the recommendation of the independent compensation consulting firm which had reviewed information regarding special one-time grants of options/SARs or restricted stock awards by other companies in various industries.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

    While all of the Corporation's executive officer compensation is related to corporate performance, the awards under the Management Incentive Plan are most closely tied to corporate performance. The maximum aggregate amount of the award fund is based on corporate performance in the manner described under "Management Incentive Plan Awards," above. In determining the amounts that were awarded to the Chairman, President and Chief Executive Officer and executive officers generally, the Committee viewed being of greatest significance the aggressive implementation of the Corporation's strategic plan as evidenced by the successful integration of the American Cyanamid businesses into the Corporation, the program of divestiture of non-strategic assets and the restructuring of the combined businesses.

    The next most significant factor considered by the Committee was the financial results achieved in 1995, which exceeded the Corporation's initial forecast at the time of the acquisition. This better than expected performance was primarily the result of synergies being realized earlier than expected, faster paydown of debt due to the sale of the oral health care business and a lower effective interest rate than forecast.

    The Committee also considered important the strengthening of the Corporation's research capabilities.

    With respect to Mr. Stafford, it was the Committee's view that his vigorous leadership was instrumental in the planning and execution of the programs and policies that resulted in the favorable outcome of the factors considered above. The Committee also viewed favorably his leadership activities in the pharmaceutical industry in articulating industry positions and in proposing alternative health care programs to the administration and the U.S. Congress.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

    Stock Ownership Guidelines ("Guidelines") have been adopted for executive officers and other members of the Corporation's Operations Committee. Authority to administer the Guidelines was delegated to the Chairman, President and Chief Executive Officer, who shall report periodically to the Committee on the status of compliance with the Guidelines. The Guidelines state that the Chief Executive Officer shall own shares of the Corporation's stock with a value of at least four times his base salary. Officers who report directly to the Chief Executive Officer shall own shares with a value of at least three times base salary; and all others covered by the Guidelines must own shares with a value of at least twice base salary. As currently administered, stock options/SARs are not counted toward compliance with the Guidelines. Full compliance with the Guidelines by each covered person must be achieved by the later of May 1999 or five years from the date of appointment to the Finance or Operations Committees.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation's Chief Executive Officer and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation believes that all compensation paid in 1995 is deductible under Section 162(m) because the performance-based compensation is structured in a manner believed to comply with the statute.

                                          COMPENSATION AND BENEFITS COMMITTEE

                                          Frank A. Bennack, Jr., Chairman
                                          Robin Chandler Duke
                                          John P. Mascotte


                                    ITEM 2.
            APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has, subject to ratification by the stockholders, appointed Arthur Andersen LLP as the Corporation's principal independent public accountants for the year 1996. This firm served in such capacity in 1995 and previously. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be available to make such comments as may be appropriate and to answer proper questions.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996.

                                    ITEM 3.
        PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION

    On January 25, 1996, the Board of Directors of the Corporation unanimously approved the proposed amendments to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of the Corporation's Common Stock from 600,000,000 to 1,200,000,000 shares subject to approval by the stockholders. On January 25, 1996, the Board of Directors also unanimously approved a two-for-one stock split in the form of a stock dividend of the Common Stock subject to the approval by the stockholders of the proposed amendments to the Corporation's Restated Certificate of Incorporation (the "Stock Split"). An increase in the number of authorized shares of Common Stock is necessary for the Stock Split to be effected. If the proposed amendments are not approved by the stockholders of the Corporation, the stock split will not be effected.

    In addition, the Board also unanimously approved an amendment to increase the number of votes per share of the Corporation's $2 Convertible Preferred Stock (the "Preferred Stock") from nine to eighteen votes per share of Common Stock when voting with the Common Stock. This will prevent dilution of the voting rights of the Preferred Stock when the Stock Split is effected.

    The Board of Directors believes that the Stock Split and the related amendments to the Corporation's Restated Certificate of Incorporation to increase the Corporation's authorized shares of Common Stock are in the best interests of the Corporation and its stockholders because it will place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may broaden the market for, and increase the liquidity of, the Corporation's Common Stock. The amendments will permit the Corporation to effect the Stock Split, and will provide additional shares of Common Stock which could be used for various purposes without requiring further stockholder approval unless necessitated by applicable law, regulation or stock exchange rule. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, is required for the adoption of the proposed amendments. The text of the proposed amendments is set forth in Exhibit I.

    In addition to permitting the Stock Split, the additional shares would be available for general corporate purposes, including use in financing transactions, acquisitions, stock dividends, further stock splits, and employee stock option and other stock ownership plans. Except for the Stock Split, management of the Corporation has no plan, agreement or understanding at the present time for the issuance or use of the additional shares of Common Stock to be authorized by the amendments. No holders of any class of stock of the Corporation are entitled as a matter of right to any preemptive or subscription rights with respect to any shares of the Corporation's capital stock. The Corporation intends to apply to list the additional shares to be issued as a result of the Stock Split on the New York Stock Exchange.

    If the amendments are approved and the Stock Split is effected, one additional share of Common Stock will be issued for each issued share of Common Stock (including treasury shares) and one additional share of Common Stock will be reserved for each share currently reserved for issuance upon conversion of the Corporation's series of $2 Convertible Preferred Stock. The record date for the determination of holders of Common Stock entitled to receive additional shares resulting from the Stock Split is expected to be April 24, 1996. It is anticipated that certificates for additional shares will be mailed to stockholders on or about May 6, 1996.

    A total of approximately 355,445,583 additional shares of Common Stock will be issued as a result of the Stock Split. The additional shares of Common Stock resulting from the Stock Split will have one vote per share and the par value of the Common Stock will remain $.33 1/3 per share. The Stock Split will not affect the validity of Common Stock certificates already outstanding. Share certificates for Common

Stock outstanding on the record date will continue thereafter to represent the same number of shares of Common Stock indicated on the certificate.

    The aggregate number of shares that may be sold under the Corporation's stock option and stock incentive plans (the "Plans"), the number of shares covered by outstanding options/SARs and Restricted Stock Awards under such Plans and the exercise price of each such option and SAR will be proportionately adjusted to reflect the Stock Split. The aggregate number of shares of Common Stock that may be issued under the Management Incentive Plan and the number of shares of Common Stock credited under contingent award accounts will be proportionately adjusted to reflect the Stock Split. Other appropriate adjustments will be made to the Corporation's employee benefit plans to reflect the impact of the Stock Split.

    None of the data in this Proxy Statement with respect to outstanding stock, stock options, restricted stock, SARs or the exercise prices of stock options or SARs has been adjusted to give effect to the Stock Split.

    Under existing law and regulation, the Stock Split will not result in any gain or loss or any other form of taxable income to the stockholders for federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the Stock Split and stockholders subject to those laws are urged to consult their tax advisors. A stockholder's basis in his or her shares held before the Stock Split will be allocated between such shares and the new shares for the purpose of determining future gain or loss on a sale of any of the shares and the holding period of new shares will include the holding period of the shares with respect to which they were issued.

    After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to somewhat higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock outstanding after the Stock Split. In addition, the Corporation will incur certain expenses in connection with the Stock Split, such as listing fees and the cost of preparing and delivering to stockholders new certificates representing the additional shares.

    In connection with the Stock Split, a transfer of $.33 1/3 for each additional share of Common Stock issued will be made from the Corporation's earned surplus account to its capital account as of May 6, 1996, the date on which stockholders will be entitled to the additional shares, so that the additional shares to be issued will be fully paid. The amounts so transferred no longer will be available for distribution to stockholders as dividends.

    Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Corporation with another company), this proposal to amend the Restated Certificate of Incorporation is not in response to any effort of which the Corporation is aware to accumulate the Corporation's stock or obtain control of the Corporation, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders, although the 1996 Stock Incentive Plan provides, among other things, that all options and SARs will become immediately exercisable and the restrictions shall expire with respect to Restricted Stock Awards in the event of a Change in Control (as defined therein). See Item 4.

    The Corporation's existing Restated Certificate of Incorporation also includes certain other provisions which could be characterized as having an anti-takeover effect, including (1) providing that any vacancy on the Board be filled only by the remaining directors then in office, whether or not less than a quorum; (2) providing that advance notice of stockholder nominations for election of directors be given and that certain information be provided with respect to stockholder nominees in the manner provided in the By-Laws; (3) providing that directors may be removed from office, with or without cause, by the affirmative vote of the holders of 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; (4) requiring that stockholder action be taken only at an annual meeting of stockholders or a special meeting of stockholders, which may be called only by the Chairman or Vice Chairman of the Board, the President or the Board of Directors, and prohibiting stockholder action by written consent; and (5) providing that the stockholder vote required to alter, amend or repeal the foregoing amendments to the Certificate or related changes in the By-Laws is 80% of the voting power of all the Corporation's shares entitled to vote generally in the election of directors, voting together as a single class.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION.

                                    ITEM 4.
                       PROPOSED 1996 STOCK INCENTIVE PLAN

    Previous stock option plans were designed to attract and retain persons of exceptional performance to the Corporation and its subsidiaries, as well as to ensure additional incentive for persons who can contribute significantly to the success of the business.

    In the belief that the plans adopted earlier accomplished their objectives and that the Corporation should be in a position to continue to provide incentives to officers and other employees, whose number has increased significantly since the acquisition of American Cyanamid Company, to contribute to the future success and prosperity of the Corporation, the Board of Directors, on January 25, 1996, unanimously adopted the 1996 Stock Incentive Plan (the "1996 Plan"), subject to approval by the stockholders. The following is a summary of the provisions of the 1996 Plan.

    The 1996 Plan will be administered by the Compensation and Benefits Committee (the "Committee") composed of non-employee members of the Board of Directors of the Corporation, each of whom is a "disinterested person" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 1996 Plan, the Committee may, from time to time, grant stock options and Stock Appreciation Rights ("SARs"), and award shares of Common Stock subject to certain restrictions or units representing such shares ("Restricted Stock"), to executive officers, whether or not directors, (currently 13 officers) and approximately 16,000 other key employees of the Corporation and its subsidiaries ("optionees"). The 1996 Plan provides for the granting of incentive stock options, within the meaning of Section 422(b) of the Code, and non-qualified stock options as determined by the Committee. The Committee, in its discretion, may grant SARs in tandem with these options with exercise prices equal to the exercise prices of the underlying options. The option price per share shall not be less than the fair market value of a share of the Corporation's Common Stock on the date the option is granted. The Committee may also, in its discretion, grant SARs to certain optionees in tandem with previously granted options at the price of the underlying options. Awards of Restricted Stock under the 1996 Plan may be subject to such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish and set forth in Restricted Stock agreements.

    The maximum number of shares of Common Stock that can be issued under the 1996 Plan is 15 million (such number shall be adjusted to 30 million, without further action, upon consummation of the proposed two-for-one Stock Split, to be effected in the form of a stock dividend), including a maximum of two million (to be similarly adjusted to four million) shares that may be subject to Restricted Stock awards. The maximum number of shares of Common Stock which can be sold or awarded under the 1996 Plan to any optionee during the term of the 1996 Plan, including shares for which SARs may be exercised, shall not exceed 10% of the maximum number of shares issuable under the 1996 Plan. Under the 1996 Plan, no options can be granted, nor awards made, before January 25, 1996 or after January 24, 2006.

    Options granted under the 1996 Plan will become exercisable and expire in accordance with the 1996 Plan and the applicable option agreement, provided that no option may become exercisable earlier than the later of (i) one year from the date of grant or (ii) the date on which the optionee completes two years of continuous employment with the Corporation or its subsidiaries.

    Notwithstanding the foregoing, in the event of a Change in Control (as defined in the 1996 Plan), all options and SARs shall become immediately exercisable (and the restrictions shall expire with respect to Restricted Stock awards) and, at the discretion of the Committee, any outstanding options, SARs or restricted stock awards may be canceled and the holders thereof paid the value thereof as described in the 1996 Plan.

    There is a three-year period after termination of an optionee's employment due to death or due to Retirement or Disability (each as defined in the 1996
Plan), during which any unexercised options or SARs held by the optionee, to the extent exercisable at the time of termination, may be exercised, unless an earlier termination date is specified in the option agreement. In the event of the termination of an optionee's employment by the Corporation or a subsidiary for reasons other than death, Retirement, Disability or deliberate gross misconduct, there is a three-month period after such termination during which any unexercised options or SARs, to the extent exercisable at the time of termination, may be exercised unless an earlier termination date is specified in the option agreement. To the extent unexercised, options and SARs will expire immediately upon the termination by the optionee of his or her employment for reasons other than Retirement, Disability or death and immediately upon the termination of an optionee's employment by the Corporation or a subsidiary for deliberate gross misconduct. Shares of Common Stock with respect to which options or SARs are not exercised prior to termination or which are canceled, or shares of Restricted Stock which are forfeited, will be available for subsequent grants under the 1996 Plan.

    Upon the exercise of an option, the full option price, either in cash, Common Stock or a combination of cash and Common Stock, or in any other form of consideration approved by the Committee, including under any cashless exercise program approved by the Committee, is required to be paid to the Corporation. SARs granted to officers and directors of the Corporation subject to Section 16(b) of the Exchange Act may be exercised only during certain ten-day "window periods" outlined in the 1996 Plan, unless otherwise determined by the Committee in the event that Rule 16b-3 ceases to impose such a requirement.

    The 1996 Plan provides that options, SARs and shares of Restricted Stock are nontransferable other than by the laws of descent and distribution. However, the Committee may, in its discretion, allow transfers of options (but not SARs) to other persons or entities unless such transfer would affect the incentive stock option tax treatment of such option or affect the exemption from short swing liability of such option under the Exchange Act. The Committee also may, in its discretion, allow for the transfer of shares of Restricted Stock to other persons or entities.

    The 1996 Plan authorizes the Committee to permit the deferral of the delivery of the proceeds from the exercise of an option or SAR on the terms and conditions set forth in the 1996 Plan. Interest will be credited to the deferred amounts at a rate of interest determined by the Committee and the deferred account balance will be payable, at the election of the optionee, either in a lump sum payment or in annual installments over a period of up to 10 years. Such deferred amounts may be disbursed earlier in certain events such as Disability, death, an "unforeseeable emergency" or otherwise at the discretion of the Committee.

    The 1996 Plan contains the non-competition and "employment at will" provisions contained in the Corporation's other stock option plans.

    The closing market price of one share of Common Stock on the New York Stock Exchange as of February 12, 1996 was $101.75.

    If the aggregate fair market value of the Common Stock, determined at the time of grant, with respect to which incentive stock options are granted under the 1996 Plan or any other plan of the Corporation, are exercisable for the first time by an optionee during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess shall be considered non-qualified stock options. The 1996 Plan also contains limitations on the grant of incentive stock options to any holder of more than 10% of the combined voting power of the Corporation's voting stock.

    An optionee will not be subject to federal income tax upon the grant of an option under the 1996 Plan. Upon exercise of a non-qualified stock option, the optionee generally must recognize ordinary income in the amount of the "option spread" (the difference between the fair market value of the option shares and the exercise price) at the date of exercise and the optionee's employer generally is entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and upon sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

    Upon exercise of an incentive stock option, the optionee generally will not have to recognize any taxable income (except that the alternative minimum tax may apply). Instead, the optionee will be subject to taxation only upon the disposition of the shares acquired upon exercise of the incentive stock option. If the optionee disposes of the shares acquired upon exercise of an incentive stock option more than two years after the date of grant of the incentive stock option and more than one year after exercise, he or she will realize a long-term capital gain (or loss) based on the difference between the sale price of the shares and the exercise price of the option (or his or her basis in the shares if it is not equal to the exercise price). Otherwise, in the event the optionee disposes of the shares acquired pursuant to the exercise of an incentive stock option prior to the expiration of two years from the date of grant or one year from the date of exercise of the incentive stock option, the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares on the date of exercise or the amount realized on a sale (whichever is less) over the option price, and the optionee's employer will be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the optionee upon the sale of the Common Stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any further deduction by the employer.

    To enable optionees to satisfy tax withholding obligations relating to non-qualified stock options, in lieu of cash payment the Committee may provide that optionees may elect to have the Corporation withhold from an option exercise, or separately surrender, shares of Common Stock.

    Because all grants and awards under the 1996 Plan are entirely within the discretion of the Committee, the total benefits allocable under the 1996 Plan in the future are not at present determinable. No grants or awards have been made to date and no grants or awards will be made by the Corporation until such time as the 1996 Plan is approved by the stockholders at the 1996 annual meeting.

    The proposal to approve the 1996 Plan requires the affirmative vote of the holders of a majority of the Common Stock and $2 Convertible Preferred Stock, voting as a single class, present or represented and entitled to vote at the meeting. However, under Rule 16b-3 of the Exchange Act, abstentions will be counted as votes cast against the proposal for purposes of tabulating the votes on this item. Broker non-votes will have no effect.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR APPROVAL OF THE 1996 STOCK INCENTIVE PLAN.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 1997 Annual Meeting must be received by the Corporation at its principal executive offices on or before November 21, 1996 in order to be considered for inclusion in the Corporation's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    Management knows of no other matters to be brought before the Annual Meeting, but if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Corporation and its stockholders.

    The Corporation will bear the expenses in preparing, printing and mailing the proxy materials to the stockholders. In addition, the Corporation will retain D.F. King & Co., Inc., New York, NY, to aid in the solicitation of proxies, for which such firm will be paid a fee of $18,500 plus out-of-pocket expenses and disbursements. In addition, officers and employees of the Corporation and its subsidiaries may request the return of proxies by telephone, telegram or in person, for which no additional compensation will be paid to them.

    The Annual Report of the Corporation for the year ended December 31, 1995, including financial statements, has been mailed to stockholders.

    REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING IN ORDER THAT THE PRESENCE OF A QUORUM CAN BE SECURED. IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE URGED TO DATE AND SIGN YOUR PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ADDRESSED ENVELOPE. THE SHARES REPRESENTED BY EACH PROXY SO SIGNED AND RETURNED WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS.

                                          By Order of the Board of Directors




                                          CAROL G. EMERLING
                                          Secretary

March 21, 1996

                                                                       EXHIBIT I

              AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

    Amendments to the following sections of the Restated Certificate of Incorporation are reflected by printing additions in boldface; deleted material is reflected by lining through. [For SEC EDGAR Filing - Deletions are enclosed in brackets.]

    1. The first sentence of the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
       "The total number of shares of Capital Stock which may be issued by the corporation is [Six hundred five million (605,000,000)] ONE BILLION TWO HUNDRED FIVE MILLION (1,205,000,000) of which [Six hundred million (600,000,000)] ONE BILLION TWO HUNDRED MILLION (1,200,000,000) shares shall be Common Stock, [of the] par value of Thirty-three and one-third cents (33 1/3) per share and Five Million (5,000,000) shares shall be Preferred Stock (hereinafter referred to as the "Preferred Stock"), [of the] par value of Two Dollars fifty cents ($2.50) per share."

    2. The first sentence of subdivision (g) of Section VII of such Article FOURTH is hereby amended in its entirety to read as follows:
       "The shares of such series shall be entitled to [Nine (9)] EIGHTEEN (18) votes per share voting with the shares of Common Stock at any annual or special meeting of stockholders for the election of directors and upon any other matter coming before such meeting."

                                                          APPENDIX A
                                                          ----------
[FORM OF PROXY CARD]

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                            MADISON, NEW JERSEY 07940

     This Proxy is solicited on Behalf of the Board of Directors and Management.

     The undersigned hereby appoints JOHN R. STAFFORD, LOUIS L. HOYNES, JR. and CAROL G. EMERLING and each of them proxies with power of substitution, to represent and to vote, as designated below, on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 23, 1996 and at any adjournment thereof on each of the following matters, as set forth in the Proxy Statement, and upon such other matters properly coming before the meeting.

This proxy when properly executed will be voted in the manner directed by the stockholder. If no direction is given, this proxy will be voted FOR Items 1, 2, 3 and 4.



          (Continued and to be signed on the reverse side)



          ____________          _______________
          Common                Preferred

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE "FOR"
ITEMS 1, 2, 3 and 4

Item 1 - ELECTION OF DIRECTORS:
         Nominees:
         C.L. Alexander, Jr., F.A. Bennack, Jr., R.G. Blount,
         R.C. Duke, J.D. Feerick, F. Hassan, J.P. Mascotte, M.L.
         Polan, J.R. Stafford, J.R. Torell III and W. Wrigley

FOR / /     WITHHELD FOR ALL / /

WITHHELD FOR: (Write that nominee's name in the space provided below):

________________________________


Item 2 - APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

FOR / /     AGAINST / /     ABSTAIN / /

Item 3 - AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO
         INCREASE TO 1,200,000,000 THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND A RELATED MATTER

FOR / /     AGAINST / /     ABSTAIN / /


Item 4 - ADOPTION OF THE 1996 STOCK INCENTIVE PLAN

FOR / /     AGAINST / /     ABSTAIN / /

                                                    / /
                                            OPTIONAL SECRET PROXY

Signature(s)_____________________________ Date___________________
Note: Please sign exactly as the name appears above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                            APPENDIX B
                                                            ----------
                     American Home Products Corporation

                         1996 STOCK INCENTIVE PLAN

 (As approved by the Board of Directors on January 25, 1996, subject to the approval of stockholders at the April 1996 Annual Meeting)

Section 1. Purpose. The purpose of the 1996 Stock Incentive Plan (the "Plan") is to provide favorable opportunities for officers and other key employees of American Home Products Corporation (the "Company") and its subsidiaries to acquire shares of Common Stock of the Company or to benefit from the appreciation thereof. Such opportunities should provide an increased incentive for these employees to contribute to the future success and prosperity of the Company, thus enhancing the value of the stock for the benefit of the stockholders, and increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and profitability depend.

     Pursuant to the Plan, options to purchase the Company's Common Stock ("Options") and Stock Appreciation Rights may be granted and Restricted Stock may be awarded by the Company. Options granted under the Plan may be either incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not meet the requirements of said Section 422(b) of the Code, herein referred to as non-qualified stock options.

     It is intended, except as otherwise provided herein, that incentive stock options may be granted under the Plan and that such incentive stock options shall conform to the requirements of Section 422 and 424 of the Code and to the provisions of this Plan and shall otherwise be as determined by the Committee and, to the extent provided in the last sentence of Section 2 hereof, approved by the Board of Directors. The terms "subsidiaries" and "subsidiary corporation" shall have the meanings given to them by Section 424 of the Code. All section references to the Code in this Plan are intended to include any amendments or substitutions therefor subsequent to the adoption of the Plan.

     Section 2. Administration. The Plan shall be administered by the Compensation and Benefits Committee (the "Committee") consisting of two or more members of the Board of Directors of the Company, each of whom shall be (i) a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) an "outside director" within the meaning of Section 162(m) of the Code.
The Committee shall have full authority to grant Options and Stock Appreciation Rights, and make Restricted Stock awards, to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of management. The decisions of the Committee shall be binding and conclusive for all purposes and upon all persons unless and except to the extent that the Board of Directors of the Company shall have previously directed that all or specified types of decisions of the Committee shall be subject to approval by the Board of Directors.

     Section 3. Number of Shares. The total number of shares which may be sold or awarded under the Plan and with respect to which Stock Appreciation Rights may be exercised shall not exceed 15,000,000 shares of the Company's Common Stock. Such number shall be, without further action, adjusted to 30,000,000 in accordance with Section 8 hereof upon the consummation of a two-for-one stock split (in the form of a dividend) anticipated to occur in 1996. The total number of shares which may be sold or awarded under the Plan to any optionee (hereinafter defined), including shares for which Stock Appreciation Rights may be exercised, shall not exceed 10% of such number, as and if adjusted, over the life of the Plan. The shares may be authorized and unissued or issued and reacquired shares, as the Board of Directors from time to time may determine. Shares with respect to which Options or Stock Appreciation Rights are not exercised prior to termination of the Option and shares that are part of a Restricted Stock award which are forfeited before the restrictions lapse shall be available for Options and Stock Appreciation Rights thereafter granted and for Restricted Stock thereafter awarded under the Plan, to the fullest extent permitted by Rule 16b-3 under the Exchange Act (if applicable at the time).

     Section 4. Participation. The Committee may, from time to time, select and grant Options and Stock Appreciation Rights to officers (whether or not directors) and other key employees of the Company and its subsidiaries ("optionees") and award Restricted Stock to officers (whether or not directors) and other key employees of the Company and its subsidiaries and shall determine the number of shares subject to each Option or award.

     Section 5. Terms and Conditions of Options. The terms and conditions of each Option and each Stock Appreciation Right shall be set forth in an agreement or agreements between the Company and the optionee. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Committee:

          (a) Number of Shares. The number of shares subject to the Option.

          (b) Option Price. The option price per share (the "Option Price"), which shall not be less than 100% of the fair market value of the Company's Common Stock on the date the Option is granted. Fair market value shall be deemed to be the mean between the highest and lowest sale prices of the Common Stock on the Consolidated Transaction Reporting System on the date the Option is granted.

          (c) Date of Grant. Subject to previous directions of the Board of Directors pursuant to the last sentence of Section 2, the date of grant of an Option shall be the date when the Committee meets and awards such Option.

          (d) Payment. The Option Price multiplied by the number of shares to be purchased by exercise of the Option shall be paid upon the exercise thereof. Unless the terms of an Option provide to the contrary, upon exercise, the aggregate Option Price shall be payable by delivering to the Company (i) cash equal to such aggregate Option Price, (ii) shares of the Company's Common Stock owned by the grantee having a fair market value (determined in accordance with Section 5(b)) at least equal to such aggregate Option Price, (iii) a combination of any of the above methods which total to such aggregate Option Price, or (iv) any other form of consideration which has been approved by the Committee, including under any approved cashless exercise mechanism; and payment of such aggregate Option Price by any such means shall be made and received by the Company prior to the delivery of the shares as to which the Option was exercised. The right to deliver in full or partial payment of such Option Price any consideration other than cash shall be limited to such frequency as the Committee shall determine in its absolute discretion. A holder of an Option shall have none of the rights of a stockholder until the shares are issued to him or her; provided that if an optionee exercises an Option and the appropriate purchase price is received by the Company in accordance with this Section 5(d) prior to any dividend record date, such optionee shall be entitled to receive the dividends which would be paid on the shares subject to such exercise if such shares were outstanding on such record date.

          (e) Term of Options. Each Option granted pursuant to the Plan shall be for the term specified in the applicable option agreement (the "Option Agreement") subject to earlier termination in all cases as provided in paragraph (g) of this Section.

          (f) Exercise of Option. Options granted under the Plan may be exercised during the period and in accordance with the conditions set forth in the Plan and the applicable Option Agreement; provided, however, that (i) no option granted under the Plan may be exercisable earlier than the later of (A) one year from the date of grant or (B) the date on which the optionee completes two years of continuous employment with the Company or one or more of its subsidiaries and
     (ii) in the event of an optionee's death, Retirement (as defined below) or Disability (as defined below), any options held by such optionee shall become exercisable on his or her Retirement date, the date his or her employment terminates on account of Disability or the date of his or her death provided he or she has been in the continuous employment of the Company or one or more of its subsidiaries for at least two years at such time. No Option may be exercised after it is terminated as provided in paragraph (g) of this Section, and no Option may be exercised unless the optionee, except as provided in paragraph (g) of this Section, is then employed by the Company or any of its subsidiaries and shall have been continuously employed by the Company or one or more of such subsidiaries since the date of the grant of his or her Option. Non-qualified stock options and incentive stock options may be exercised regardless of whether or not other Options granted to the optionee pursuant to the Plan are outstanding or whether or not other stock options granted to the optionee pursuant to any other plan are outstanding.

          (g) Termination of Options. An Option, to the extent not validly exercised, shall terminate upon the occurrence of the first of the following events:

                         (i)  On the date specified in the Option
          Agreement;

                         (ii) Three years after the date of termination of the optionee's employment by the Company or its subsidiaries due to "Retirement" (defined as termination of full time employment on or after the earliest retirement age under any qualified retirement plan of the Company or its subsidiaries which covers the optionee, or age 55 with 5 continuous years of such employment if there is no such plan) or "Disability" (defined as disability for purposes of at least one qualified retirement plan or long term disability plan maintained by the Company or its subsidiaries in which the optionee participates), during which three year period the optionee may exercise the Option to the extent he or she was entitled to exercise it at the time of such termination or such shorter period as may be provided in the Option Agreement;

                          (iii)  Three years after the date of the
          optionee's death during which three year period the Option may be exercised by the optionee's legal representative or legatee or such other person designated by an appropriate court as the person entitled to exercise such Option to the extent the optionee was entitled to exercise it at the time of his or her death;

                          (iv)  Three months after termination by the
          Company or one of its subsidiaries of the optionee's employment for any reason other than death,

          Retirement, Disability or deliberate gross misconduct, determined in the sole discretion of the Committee, during which three month period the Option may be exercised by the optionee to the extent the optionee was entitled to exercise it at the time of such termination;

                          (v) Concurrently with the time of termination by the Company or one of its subsidiaries of the optionee's employment for deliberate gross misconduct, determined in the sole discretion of the Committee (for purposes only of this subparagraph (v) an Option shall be deemed to be exercised when the optionee has received the stock certificate representing the shares for which the Option was exercised); or

                          (vi) Concurrently with the time of termination by the employee of his or her employment with the Company or one of its subsidiaries for reasons other than Retirement, Disability or death.

          Notwithstanding the above, no Option shall be exercisable after termination of employment unless the optionee shall have, during the entire time period in which his or her Options are exercisable, (a) refrained from becoming or serving as an officer, director, partner or employee of any individual proprietorship, partnership or corporation, or the owner of a business, or a member of a partnership which conducts a business in competition with the Company or renders a service (including without limitation, advertising agencies and business consultants) to competitors with any portion of the business of the Company, (b) made himself or herself available, if so requested by the Company, at reasonable times and upon a reasonable basis to consult with, supply information to, and otherwise cooperate with, the Company and (c) refrained from engaging in deliberate action which, as determined by the Committee, causes substantial harm to the interests of the Company. If these conditions are not fulfilled, the optionee shall forfeit all rights to any unexercised Option as of the date of the breach of the condition.

          Notwithstanding the provisions of subparagraphs (ii) and (iii) of this Section 5(g), an Option granted under the Plan to an optionee who dies or terminates employment due to Retirement or Disability before this Plan is approved by the stockholders of the Company, to the extent not validly exercised, shall terminate three years after the date the Plan is approved by the stockholders of the Company.

      (h) Non-transferability of Options and Stock Appreciation Rights.
Options and Stock Appreciation Rights shall not be transferable by the optionee other than by will or the laws of
descent and distribution, and Options and Stock Appreciation Rights shall during his or her lifetime be exercisable only by the optionee;
provided, however, that the Committee may, in its sole discretion, allow for
--------  -------
transfer of Options (other than incentive stock options, unless such transferability would not adversely affect incentive stock option tax treatment) to other persons or entities, subject to such conditions or limitations as it may establish to ensure that transactions with respect to Options intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act do not fail to maintain such exemption as a result of the Committee causing Options to be transferrable, or for other purposes; provided further, however, that for any Option that is
          -------- -------  -------
transferred, other than by the laws of descent and distribution, any related Stock Appreciation Right shall be extinguished.


      (i) Applicable Laws or Regulations. The Company's obligation to sell and deliver stock under the Option is subject to such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations.

      (j) Limitations on Incentive Stock Options. To the extent that the aggregate fair market value of the Company's Common Stock, determined at the time of grant in accordance with the provisions of Section 5(b), with respect to which incentive stock options granted under this or any other Plan of the Company are exercisable for the first time by an optionee during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess shall be considered non-qualified stock options.

      Notwithstanding anything in the Plan to the contrary, any incentive stock option granted to any individual who, at the time of grant, is the owner, directly or indirectly, of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary thereof, shall (i) have a term not exceeding five years from the date of grant and (ii) shall have an option price per share of not less than 110% of the fair market value of the Company's Common Stock on the date the incentive stock option is granted (determined in accordance with the last sentence of Section 5(b)).


      Section 6.  Stock Appreciation Rights.

      (a) The Committee may, in its sole discretion, from time to time grant Stock Appreciation Rights to certain optionees in connection with any Option granted under this Plan and in connection with Options granted under the 1990 and 1993 Stock Incentive Plans and under the 1985 Stock Option Plan. Stock Appreciation Rights may be granted either at the time of the grant of an Option under the Plan or at any time thereafter during the term of the Option, provided such Stock Appreciation

Rights may also be granted with respect to outstanding Options under the 1990 and 1993 Stock Incentive Plans and the 1985 Stock Option Plan. Stock Appreciation Rights may be granted with respect to all or part of the stock under a particular Option.

      (b) Stock Appreciation Rights shall entitle the holder of the related Option, upon exercise, in whole or in part, of the Stock Appreciation Rights, to receive payment in the amount and form determined pursuant to subparagraph (iii) of paragraph (c) of this Section 6. Stock Appreciation Rights may be exercised only to the extent that the related Option has not been exercised. The exercise of Stock Appreciation Rights shall result in a pro rata surrender of the related Option to the extent that the Stock Appreciation Rights have been exercised.

      (c) Stock Appreciation Rights shall be subject to such terms and conditions which are not inconsistent with the Plan as shall from time to time be approved by the Committee and reflected in the applicable Option Agreement (or in a separate document, which shall be considered for purposes of the Plan to be incorporated into and part of the applicable Option Agreement), and to the following terms and conditions.

                    (i) Stock Appreciation Rights shall be exercisable at such time or times and to the extent, but only to the extent, that the Option to which they relate shall be exercisable.

                    (ii) Subject to Section 9, Stock Appreciation Rights and any Options to which they relate shall in no event be exercisable during the first six months after the date of grant; provided that this limitation shall apply only to persons who are subject to Section 16(b) of the Exchange Act.

                    (iii) Upon exercise of Stock Appreciation Rights, the holder thereof shall be entitled to elect to receive therefor payment in the form of shares of the Company's Common Stock (rounded down to the next whole number so no fractional shares are issued), cash or any combination thereof in an amount equal in value to the difference between the Option Price per share and the fair market value per share of Common Stock on the date of exercise multiplied by the number of shares in respect of which the Stock Appreciation Rights shall have been exercised, subject to any limitation on such amount which the Committee may in its discretion impose at the time of grant of the Stock Appreciation Rights. Such election as to the form of payment shall be subject to the consent of the Committee which consent or disapproval may be given at any time after the election to which it relates. The fair market value of Common Stock shall be deemed to be the mean between the highest and lowest sale prices of the Common Stock on the Consolidated Transaction Reporting System on the date the Stock Appreciation Right is exercised or if no transaction on the Consolidated Transaction Reporting System occurred on such date, then on the last preceding day on which a transaction did take place.

                    (iv) Any exercise of Stock Appreciation Rights by an officer or director subject to Section 16(b) of the Exchange Act, as well as any election by such officer or director as to the form of payment of Stock Appreciation Rights (Common Stock, cash or any combination thereof), which election is subject to the consent of the Committee in its sole discretion as provided in subparagraph (iii) hereof, shall be made during the ten-day period beginning on the third business day following the release for publication of any quarterly or annual statement of sales and earnings by the Company and ending on the twelfth business day following the date of such release. In the event that such a director or officer exercises a Stock Appreciation Right for cash or stock pursuant to this Section 6 during a "window period" as provided in Rule 16b-3 under the Exchange Act, the day on which such right is effectively exercised shall be that day, if any, during such "window period" which is designated by the Committee in its discretion for all such exercises by such individuals during such period. If no such day is designated, the day of effective exercise shall be determined in accordance with normal administrative practices of the Plan. This clause (iv) shall cease to apply at the discretion of the Committee if any amendment or Securities and Exchange Commission interpretation of such Rule 16b-3 makes the application of this clause (iv) unnecessary to exempt the grant and/or exercise of Stock Appreciation Rights from the application of Section 16(b) of the Exchange Act.

      (d) To the extent that Stock Appreciation Rights shall be exercised, the Option in connection with which such Stock Appreciation Rights shall have been granted shall be deemed to have been exercised for the purpose of the maximum limitations set forth in the Plan under which such Options shall have been granted. Any shares of Common Stock which are not purchased due to the surrender in whole or in part of an Option pursuant to this Section 6 shall not be available for granting further Options under the Plan.

      Section 6A.   Deferral.

          (a) Notwithstanding anything herein to the contrary, an optionee may elect, at the discretion of, and in accordance with rules which may be established by, the Committee, to defer delivery of the proceeds of exercise of an unexercised Option or the corresponding Stock Appreciation Right, provided such election is irrevocable and is made (i) at least six months prior to the date that such Option or the corresponding Stock Appreciation Right otherwise would expire and (ii) at least one month prior to the date such Option or the corresponding Stock Appreciation Right is exercised (or such shorter period as may be determined by the Committee). Upon such exercise, the amount deferred shall be equal in value to the difference between the Option Price per share and the fair market value per share of the Common Stock on the date of exercise (determined in accordance with Section 5(b)), multiplied by the number of shares covered by such exercise and in respect of which the optionee shall have made the deferral election, and shall be credited to an account in the name of the optionee on the books and records of the Company (a "Deferred Compensation Account") at the date of exercise. A separate Deferred Compensation Account shall be maintained with respect to each Option or corresponding Stock Appreciation Right subject to an effective deferral election.

          (b) Interest shall be credited on amounts in the Deferred Compensation Account from the date of exercise of the Option or the corresponding Stock Appreciation Right to the date of payment, at the rate of interest determined by the Committee and communicated to the optionees. The value of an optionee's Deferred Compensation Account shall be payable in a lump sum cash payment or in annual installments over a period not to exceed 10 years or as otherwise determined by the Committee. At the time an optionee makes such deferral election, the optionee shall elect the form of payment and date for lump sum payment or commencement of annual payments of the Deferred Compensation Account, with such date at least one year subsequent to the date of exercise of the Option or corresponding Stock Appreciation Right, but not later than the date of the optionee's termination of employment with Company. Notwithstanding any election by an optionee, in the event of Disability or death of the optionee, the optionee's Deferred Compensation Account shall be paid within 90 days in the form of a single lump sum.

          (c) Notwithstanding the deferred payment date elected by the optionee, the Committee may, in its discretion, allow for early payment of an optionee's Deferred Compensation Account in the event of an "unforeseeable emergency." For this purpose, an unforeseeable emergency shall be defined as an unanticipated emergency that is caused by an event beyond the control of the optionee and that would result in severe financial hardship to the optionee if early withdrawal were not permitted. Any withdrawal on account of an unforeseeable emergency must be limited to the amount necessary to meet the emergency. The above provisions regarding a withdrawal upon an unforeseeable emergency shall be interpreted in accordance with published revenue procedures, regulations, releases or interpretations. In addition, Deferred Compensation Accounts may be distributed on an accelerated basis in the discretion of the Committee.

          (d) Optionees have the status of general unsecured creditors of the Company with respect to their Deferred Compensation Accounts, and such accounts constitute a mere promise by the Company to make payments with respect thereto.

          (e) An optionee's right to benefit payments under the Plan with respect to the Deferred Compensation Accounts may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished by creditors of the optionee or the optionee's beneficiary and any attempt to do so shall be void.

      Section 7. Restricted Stock Performance Awards. The Committee may, in its sole discretion, from time to time, make awards of shares of the Company's Common Stock or awards of units representing shares of the Company's Common Stock, up to 2,000,000 shares in the aggregate (such number to be adjusted without further action to 4,000,000 in accordance with Section 8 hereof upon the consummation of the stock split referred to in Section 3), to such officers and other key employees of the Company and its subsidiaries in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish ("Restricted Stock"). The terms, conditions and restrictions of any Restricted Stock award made under this Plan shall be set forth in an agreement or agreements between the Company and the recipient of the award.

          (a) Issuance of Restricted Stock. The Committee shall determine the manner in which Restricted Stock shall be held during the period it is subject to restrictions.

          (b) Stockholder Rights. Beginning on the date of grant of the Restricted Stock award and subject to the execution of the award agreement by the recipient of the award and subject to the terms, conditions and restrictions of the award agreement, the Committee shall determine to what extent the recipient of the award has the rights of a stockholder of the Company including, but not limited to, whether or not the employee receiving the award has the right to vote the shares or to receive dividends or dividend equivalents.

          (c) Restriction on Transferability. None of the shares or units of a Restricted Stock award may be assigned or transferred, pledged or sold prior to their delivery to a recipient or, in the case of a recipient's death, to the recipient's legal representative or legatee or such other person designated by an appropriate court; provided, however, that the Committee may, in its sole discretion, allow for transfer of shares or units of a Restricted Stock Award to other persons or entities.

          (d) Delivery of Shares. Upon the satisfaction of the terms, conditions and restrictions contained in the Restricted Stock award agreement or the release from the terms, conditions and restrictions of a Restricted Stock award agreement, as determined by the Committee, the Company shall deliver, as soon as practicable, to the recipient of the award (or permitted transferee), or in the case of his or her death to his or her legal representative or legatee or such other person designated by an appropriate court, a stock certificate for the appropriate number of shares of the Company's Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

          (e) Forfeiture of Restricted Stock. Subject to Section 7(f), all of the restricted shares or units with respect to a Restricted Stock award shall be forfeited and all rights of the recipient with respect to such restricted shares or units shall terminate unless the recipient continues to be employed by the Company or its subsidiaries until the expiration of the forfeiture period and the satisfaction of any other conditions set forth in the award agreement.

          (f) Waiver of Forfeiture Period. Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any award agreement under certain circumstances (including the death, Disability or Retirement of the recipient of the award or a material change in circumstances arising after the date of an award) and subject to such terms and conditions (including forfeiture of a proportionate number of the restricted shares) as the Committee shall deem appropriate.

      Section 8.  Adjustment in Event of Change in Stock.  Subject to
Section 9, in the event of stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger, or other relevant change in the Company's capitalization, the Committee shall, subject to the approval of the Board of Directors, appropriately adjust the number and kind of shares available for issuance under the Plan, the number, kind and Option Price of shares subject to outstanding Options and Stock Appreciation Rights and the number and kind of shares subject to outstanding Restricted Stock awards; provided, however, that to the extent permitted in the case of incentive stock options by Sections 422 and 424 of the Code, in the event that the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividend, appropriate adjustment in the number and kind of shares as to which Options may be granted and as to which Options or portions thereof then unexercised shall be exercisable, and in the Option Price thereof, shall be made to the end that the proportionate number of shares or other securities as to which Options may be granted and the optionee's proportionate interests under outstanding Options shall be maintained as before the occurrence of such event; provided, that any such adjustment in shares subject to outstanding Options (including any adjustments in the Option Price) shall be made in such manner as not to constitute a modification as defined by subsection (h)(3) of Section 424 of the Code; and provided, further, that, in the event of an adjustment in the number or kind of shares under a Restricted Stock award pursuant to this Section 8, any new shares or units issued to a recipient of a Restricted Stock award shall be subject to the same terms, conditions and restrictions as the underlying Restricted Stock award for which the adjustment was made.

Section 9.  Effect of a Change of Control.

      (a) For purposes of this Section 9, "Change in Control" shall, unless the Board of Directors of the Company otherwise directs by resolution adopted prior thereto or, in the case of a particular award, the applicable award agreement states otherwise, be deemed to occur if (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange
Act) other than a Permitted Holder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange
Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board of Directors of the Company at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or
(iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company's then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity's outstanding voting securities shall, by itself, be considered a Change in Control. As used herein, "Permitted Holder" means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

      (b) Except to the extent reflected in a particular award agreement, in the event of a Change of Control:

          (i) notwithstanding any vesting schedule, or any other limitation on exercise or vesting, with respect to an award of Options, Stock Appreciation Rights or Restricted Stock, such Options or Stock Appreciation Rights shall become immediately exercisable with respect to 100 percent of the shares subject thereto, and the restrictions shall expire immediately with respect to 100 percent of such Restricted Stock award; and

          (ii) the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Options, Stock Appreciation Rights or Restricted Stock awards and pay to the holders thereof, in cash, the value of such awards based upon the highest price per share of Company Common Stock received or to be received by other stockholders of the Company in connection with the Change of Control.

      Section 10. Amendment and Discontinuance. The Board of Directors of the Company may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not (except as provided in Section 8), without further approval of the stockholders, (i) increase the aggregate number of shares with respect to which awards may be made under the Plan;
(ii) change the manner of determining the Option Price (other than determining the fair market value of the Common Stock to conform with applicable provisions of the Code or regulations and interpretations thereunder); (iii) extend the term of the Plan or the maximum period during which any Option may be exercised or (iv) make any other change which, in the absence of stockholder approval, would cause awards granted under the Plan which are then outstanding, or which may be granted in the future, to fail to meet the exemptions provided by Rule 16b-3 under the Exchange Act and Section 162(m) of the Code. No amendments, revision or discontinuance of the Plan shall, without the consent of an optionee or a recipient of a Restricted Stock award, in any manner adversely affect his or her rights under any Option theretofore granted under the Plan.

      Section 11. Effective Date and Duration. The Plan was adopted by the Board of Directors of the Company on January 25, 1996, subject to approval by the stockholders of the Company at a meeting to be held in April 1996. Neither the Plan nor any Option or Stock Appreciation Right or Restricted Stock award shall become binding until the Plan is approved by a vote of the stockholders in a manner which complies with Rule 16b-3 promulgated pursuant to the Exchange Act and Sections 162(m) and 422(b)(1) of the Code. No Option may be granted and no stock may be awarded under the Plan before January 25, 1996 nor after January 24, 2006.

      Section 12.  Tax Withholding.   Notwithstanding any other provision
of the Plan, the Company or its subsidiaries, as appropriate, shall have the right to deduct from all awards under the Plan cash and/or stock, valued at fair market value on the date of payment in accordance with
Section 5(b), in an amount necessary to satisfy all federal, state or local taxes as required by law to be withheld with respect to such awards. In the case of awards paid in the Company's Common Stock, the optionee or permitted transferee may be required to pay to the Company or a subsidiary thereof, as appropriate, the amount of any such taxes which the Company or subsidiary is required to withhold, if any, with respect to such stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of the Company's Common Stock of equivalent fair market value in payment of such withholding tax obligations if the optionee elects to make payment in such manner.

      Section 13. Construction and Conditions. The Plan and Options, Restricted Stock awards, and Stock Appreciation Rights granted thereunder shall be governed by and construed in accordance with the laws of the State of Delaware and in accordance with such federal law as may be applicable.

      Neither the existence of the Plan nor the grant of any Options or Stock Appreciation Rights or awards of Restricted Stock pursuant to the Plan shall create in any optionee the right to continue to be employed by the Company or its subsidiaries. Employment shall be "at will" and shall be terminable "at will" by the Company or employee with or without cause. Any oral statements or promises to the contrary are not binding upon the Company or the employee.